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                                                                     EXHIBIT 2.5

                                 FIRST ADDENDUM

     THIS ADDENDUM ("Addendum"), made and entered into as of the 12th day of September, 2002, to that Lease dated January 7, 2002, is made by and between EASTSIDE PROPERTIES, LLC (hereinafter called "Landlord"), and COLORADO MEDTECH, INC. (hereinafter called "Tenant"). (Initially capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Lease).

     The parties hereto agree that, effective upon the first day of the first full month following the issuance of a certificate of occupancy (temporary or permanent), final inspection or other approval from the City of Boulder (the "Governmental Approval") for the additional building constructed on the Property (the "Effective Date"), the Lease is amended as follows:

     1.   The first sentence of Paragraph 2 is modified to read as follows

          Commencing on the Effective Date, Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain office and industrial space (hereinafter called the "Premises") indicated on EXHIBIT A attached hereto and by reference made a part hereof, said Premises are anticipated to have an area of approximately 152,002 square feet (including the Common Areas, as hereinafter defined) and comprise the entirety of that certain building known as the EASTSIDE BUILDING ("Building"), located at 4801 N. 63rd Street, Boulder, Colorado 80301 (the "Property"). After Landlord receives the Governmental Approval, the architect in charge of overseeing the design and construction of the Building will certify to Landlord and Tenant the actual, as-built square footage in the Building. In the event that the actual, as-built square footage in the Building is more or less than 152,002, then Landlord and Tenant shall thereafter execute an amendment to this Lease modifying those provisions of the Lease which vary relative to the square footage in the Building (including but not limited to the Base Rent, Landlord's Contribution for Tenant Improvements, and the capital reserve fund). Landlord and Tenant acknowledge and agree that the square footage of the Building used for calculation of rental figures shall in no event exceed 153,150.

     2.   Paragraph 3 is amended as follows:

          TERM. The term of this lease ("Term") shall expire ten (10) years after the Effective Date.

     3.   Paragraph 5a is modified to read as follows:

          a. Beginning on the Effective Date and continuing on or before the first day of each and every successive calendar month thereafter during the Term hereof, Tenant agrees to pay to Landlord as basic rental, without prior notice or demand, the sum of ONE HUNDRED TWELVE THOUSAND EIGHT HUNDRED
NINETY-ONE AND NO/100 Dollars ($112,891.00) ("Base Rent"). Rent for any period during the Term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment herein, based upon the number of days such Rent is due. Said Rent shall be paid to Landlord, without deduction or offset except as set forth herein, in lawful money of the United States of America, which shall be legal tender at the time of payment at 3434 47th Street, Suite 220, Boulder, Colorado 80301, or to such other person or at such other place as Landlord may from time to time designate in
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writing. In addition to payment of Base Rent, subject to adjustment as set forth in Paragraph 32.a of the Lease (as modified by Paragraph 7 of this Addendum), Tenant shall pay to Landlord the Occupancy Improvement Rent monthly in the amount of TEN THOUSAND FIVE HUNDRED SEVENTY-TWO AND No/100 Dollars ($10,572.00).

     4.   Paragraph 5c is modified to read as follows:

          c. Subject to the potential adjustment which may result from the verification of the square footage in the Building set forth in Paragraph 1 above, the monthly Base Rent due under the terms hereof shall at no time be less than ONE HUNDRED TWELVE THOUSAND EIGHT HUNDRED NINETY-ONE AND NO/100 Dollars ($112,891.00).

     5.   Paragraph 6 is modified to read as follows:

          Tenant has deposited with Landlord, a security deposit in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). The security deposit shall be increased to the sum of EIGHTY THOUSAND AND NO/100 DOLLARS ($80,000.00). The balance of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00) shall be deposited with Landlord within fifteen (15) days after mutual execution of this Addendum. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied, Tenant shall within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord's option, to the last assignee of Tenant's interest hereunder) at the expiration of the Lease term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer said deposit to Landlord's successor in interest.

     6.   Paragraph 7.1 is modified to read as follows:

          1. Subject to the potential adjustment which may result from the verification of the square footage in the Building set forth in Paragraph 1 above, a reserve for replacement of heating, ventilating and air-conditioning equipment, replacement of the roof, and parking lot, of SEVENTY-SIX THOUSAND FOUR HUNDRED TWENTY-SIX AND NO/100 Dollars ($76,426.00) per annum.

     7.   The second paragraph of Paragraph 32a is modified to read as follows:


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          Landlord's Contribution (as defined in the Work Letter) for Tenant
Improvements is $2,021,325.00; provided, however, Landlord agrees to finance the cost of the Tenant Improvements up to a maximum of $2,521,325.00 (the "Occupancy Improvement Rent"). To the extent that the cost of said improvements is less than or exceeds $2,021,325.00, then the Occupancy Improvement Rent set forth in Paragraph 5.a above shall increase or decrease by amortizing the increase or decrease. If the cost of Tenant Improvements increase or decrease by $1,000, the Occupancy Improvement Rent will increase or decrease by $13.22. Tenant shall have the option of amortizing the actual amount of the Occupancy Improvement Rent over ten (10) years at 10% per annum, or paying up front the actual Amortized Tenant Finish Amount. Notwithstanding anything to the contrary herein, Tenant shall be entitled, at its sole discretion, to prepay the entire amount of the Occupancy Improvement Rent at anytime during the Term, so long as Landlord has the flexibility to prepay its loan on the Property. In the event any prepayment of Landlord's loan would result in the payment of prepayment penalties, and Tenant elects to prepay the Occupancy Improvement Rent, in addition to the Occupancy Improvement Rent, Tenant shall pay such prepayment penalties.

     8.   Paragraph 33 is modified to read as follows:

          LANDSCAPING. Landlord covenants and agrees that it will expend at least One Hundred Fifty Thousand Dollars ($150,000) on landscaping improvements to the Property which improvements will be completed no more than four (4) months after the City of Boulder allows new landscaping to be installed. Landlord acknowledges and agrees that such improvements are at Landlord's sole cost and expense and are not to be added to Operating Expenses or deducted from Tenant's improvement allowance.

     9. If there is any conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum shall govern. Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

     10. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute a whole. It shall be fully executed when each party whose signature is required has signed at least one counterpart notwithstanding that all parties have not executed the same counterpart. The parties agree that signatures transmitted by facsimile shall be binding as if they were original signatures.


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     IN WITNESS WHEREOF, the undersigned have executed this document as of the date above written.

     LANDLORD:                               TENANT:

     EASTSIDE PROPERTIES, LLC                COLORADO MEDTECH, INC.


     By: /s/ Steven P. Chrisman              By: /s/ Gregory A. Gould
        ---------------------------             ------------------------
        Steven P. Chrisman                      Gregory A. Gould
        Manager                                 Chief Financial Officer
        5777 Central Avenue, #110               4801 N. 63rd Street
        Boulder, CO 80301                       Boulder, CO 80301
        Tax I.D. 75-2983952                     Tax I.D. 84-0731006


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